Exhibit 23.1a

We consent to the inclusion in the Registration Statement (Post Effective Amendment No.8 to Form S-1) of OICco Acquisition I, Inc. of our report dated July 5, 2012, with respect to its balance sheets as of December 31, 2011 and 2010, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the period from inception on July 24, 2009 to December 31, 2011, and our report for Imperial Automotive Group, Inc., dated October 1, 2012, with respect to its balance sheet as of December 31, 2011, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from inception on October 12, 2011 to December 31, 2011 to be included in this Registration Statement.

/s/ Sam Kan & Company
Firm’s Manual Signature
Alameda, CA
City, State
November 1, 2012
Date